As filed with the Securities and Exchange Commission on March 23, 1999
                           Registration No. 333-45335

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                          ----------------------------
                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                              SoftNet Systems, Inc.
             (Exact name of registrant as specified in its charter)


                 NEW YORK                                     11-1817252
     (State or other jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                      Identification No.)

                         650 Townsend Street, Suite 225
                             San Francisco, CA 94103
                                 (415) 365-2500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Dr. Lawrence B. Brilliant
                      Chief Executive Officer and President
                              SoftNet Systems, Inc.
                         650 Townsend Street, Suite 225
                             San Francisco, CA 94103
                                 (415) 365-2500

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       ----------------------------------
                       Copy to: Thomas W. Kellerman, Esq.
                              Two Embarcadero Place
                                 2200 Geng Road
                               Palo Alto, CA 94303
                                 (650) 424-0160
                       ----------------------------------
         APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

                    -----------------------------------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./X/ 333-45335

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MARCH 23, 1999
PROSPECTUS


                              SOFTNET SYSTEMS, INC.
                        2,697,320 Shares of Common Stock
                                ($0.01 par value)

         This Prospectus covers the sale from time to time of up to 2,697,320 issued and outstanding shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock"), of SoftNet Systems, Inc., a New York corporation
(the "Company"), by certain shareholders of the Company (the "Selling Shareholders"). The Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest may from time to time sell the Shares directly or through one or more broker-dealers, in one or more transactions on the American Stock Exchange, in privately negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

         The Shares consist of Common Stock issued or issuable upon exercise of outstanding stock purchase warrants and the Company's Series A Convertible Preferred Stock (the "Convertible Preferred Stock"). In addition, the Shares include a good faith estimate of the number of shares underlying the Convertible Preferred Stock and, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the actual number of shares offered hereby includes such additional number of shares of Common Stock as may become issuable upon conversion of the Convertible Preferred Stock or as a result of stock splits, stock dividends and anti-dilution provisions (including, by reason of any reduction in the floating rate conversion price mechanism and certain other adjustment mechanisms of the Convertible Preferred Stock).

         The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed with the Selling Shareholders to register the Shares offered hereby and to pay the expenses incident to the registration and offering of the Shares, except that the Selling Shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Shareholders.

         The Company's Common Stock is listed on the American Stock Exchange under the symbol SOF. On March 19, 1999, the last reported sales price of the Common Stock on the American Stock Exchange was $26.625 per share.

         SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus is to be used solely in connection with sales of the Shares from time to time by the Selling Shareholders.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                 The date of this Prospectus is March 23, 1999.

                                                 TABLE OF CONTENTS

                                                                      Page
RISK FACTORS...................................................          1
WHERE YOU CAN FIND MORE INFORMATION............................         24
USE OF PROCEEDS................................................         25
THE SELLING SHAREHOLDERS.......................................         25
PLAN OF DISTRIBUTION...........................................         28
LEGAL..........................................................         29
EXPERTS........................................................         29



                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We cannot assure you that we will be profitable because we have operated our Internet services business only for a short period of time

         We are in the process of selling our non-Internet related subsidiaries to focus on substantial expansion of our Internet subsidiary, ISP Channel, Inc. We cannot assure you that our ability to develop or maintain strategies and business operations for the ISP Channel services will achieve positive cash flow and profitability. We acquired ISP Channel, Inc. in June 1996. As such, we have very limited operating history and experience in the Internet services business. The successful expansion of the ISP Channel services will require strategies and business operations that differ from those we have historically employed. To be successful, we must develop and market products and services that are widely accepted by consumers and businesses at prices that provide cash flow sufficient to meet our debt service, capital expenditures and working capital requirements.

Our business may fail if the industry as a whole fails or our products and services do not gain commercial acceptance

         It has become feasible to offer Internet services over existing cable lines and equipment on a broad scale only recently. There is no proven commercial acceptance of cable-based Internet services and none of the companies offering such services are currently profitable. It is currently very difficult to predict whether providing cable-modem Internet services will become a viable industry.

         The success of the ISP Channel service will depend upon the willingness of new and existing cable subscribers to pay the monthly fees and installation costs associated with the service and to purchase or lease the equipment necessary to access the Internet. Accordingly, we cannot predict whether our pricing model will prove to be viable, whether demand for our services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. If we do not achieve or sustain such pricing levels or if our services do not achieve or sustain broad market acceptance, then our business, financial condition, and prospects will be materially adversely affected.

Our continued negative cash flow and net losses may depress stock prices

         Our continued negative cash flow and net losses may result in depressed market prices for our common stock. We cannot assure you that we will ever achieve favorable operating results or profitability. We have sustained substantial losses over the last five fiscal years. For the fiscal year ended September 30, 1998, we had a net loss of $17.3 million and for the three months ended December 31, 1998, we had a net loss of $6.5 million. As of December 31, 1998, we had an accumulated shareholders' deficit of approximately $9.8 million. We expect to incur substantial additional losses and experience substantial negative cash flows as we expand the ISP Channel service. The costs of expansion will include expenses incurred in connection with:

               o inducing cable affiliates to enter into exclusive multi-year contracts with us;

               o installing the equipment necessary to enable our cable affiliates to offer our services;

               o    research  and   development   of  new  product  and  service
                    offerings;

               o the continued development of our direct and indirect selling and marketing efforts; and

               o possible charges related to acquisitions, divestitures, business alliances or changing technologies, including the acquisition of Intelligent Communications, Inc.

If we do not achieve cash flows sufficient to support our operations, we may be unable to implement our business plan

         The development of our business will require substantial capital infusions as a result of:

               o our need to enhance and expand product and service offerings to maintain our competitive position and increase market share; and

               o    the  substantial   investment  in  equipment  and  corporate
                    resources required by the continued national launching of the ISP Channel service.

         In addition, we anticipate that the majority of cable affiliates with one-way cable systems will eventually upgrade their cable infrastructure to two-way cable systems, at which time we will have to upgrade our equipment on any affected cable system to handle two-way transmissions. We cannot accurately predict whether or when we will ultimately achieve cash flow levels sufficient to support our operations, development of new products and services, and expansion of the ISP Channel service. Unless we reach such cash flow levels, we will require additional financing to provide funding for operations. In the event we complete a long-term debt financing, we will be highly leveraged and such debt securities will have rights or privileges senior to those of our current shareholders. In the event that equity securities are issued to raise additional capital, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. In the event that we cannot generate sufficient cash flow from operations, or are unable to borrow or otherwise obtain additional funds on favorable terms to finance operations when needed, our business, financial condition, and prospects would be materially adversely affected.

The unpredictability of our quarter-to-quarter results may adversely affect the trading price of our common stock

         We  cannot  predict  with  any  significant  degree  of  certainty  our quarter-to-quarter operating results. As a result, we believe that period-to-period comparisons of our revenues and results of operations are not necessarily meaningful and you should not rely upon them as indicators of future performance. It is likely that in one or more future quarters our results may fall below the expectations of analysts and investors. In such event, the trading price of our common stock would likely decrease. Many of the factors that cause our quarter-to-quarter operating results to be unpredictable are largely beyond our control.

         These factors include, among others:

               o    the number of subscribers who retain our Internet services;

               o our ability and that of our cable affiliates to coordinate timely and effective marketing strategies, in particular, our strategy for marketing the ISP Channel service to subscribers in such affiliates' local cable areas;

               o    the rate at which  our cable  affiliates  can  complete  the
                    installations   required   to   initiate   service  for  new
                    subscribers;

               o the amount and timing of capital expenditures and other costs relating to the expansion of the ISP Channel service;

               o    competition in the Internet or cable industries; and

               o    changes in law and regulation.

We will record an expense related to our issuance of stock options pursuant to our 1998 Stock Incentive Plan that may have a negative impact on our financial condition

         Through March 2, 1999, we have committed to grant stock options to purchase 1,309,800 shares of common stock under our 1998 Stock Option Plan at prices ranging from $7.38 to $17.13. Our shareholders have not approved the 1998 Stock Option Plan and we are unable to grant options to which we have committed until the 1998 Stock Option Plan is approved. As a result, upon approval of the 1998 Stock Option Plan, we will record a compensation expense equal to the excess, if any, of the fair market price on the date of shareholder approval over the exercise price of the committed option grants. The expense will be recognized over the vesting period of the option. The expense may have a negative impact on our financial condition.

Existing contractual obligations allow for additional issuances of common stock upon a market price decline, which could further adversely affect the market price for our common stock

         The total number of shares of our common stock underlying all of our convertible securities, assuming the maximum amounts that we could be obligated to issue without our consent, is 6,175,993, which would have been 38.8% of our outstanding common stock as of March 2, 1999 assuming such shares would have been issued as of such date. The issuance of common stock as a result of these obligations could result in immediate and substantial dilution to the holders of our common stock. We are obligated to issue up to 2,758,406 shares of our common stock on the exercise of warrants and options and the conversion of certain of our convertible debt. Our preferred stock and 9% senior subordinated convertible notes due 2001 could convert into an additional 3,417,587 shares of common stock without our consent. However, we do not know the exact number of shares of our common stock that we will issue upon conversion of these securities because they potentially have floating conversion prices based on the average market prices of the common stock for a number of trading days immediately prior to conversion.

         The floating conversion price feature of the Series C Preferred Stock, and 9% senior subordinated convertible notes due 2001 begin May 29, 1999 and July 1, 1999, respectively. Generally, decreases in the market price of the common stock below their initial conversion prices would result in more shares of common stock being issued upon their conversion. The 3,417,587 shares underlying our preferred stock and 9% senior subordinated convertible notes due 2001 assumes that the stockholders approve the issuance of in excess of 19.99% of our outstanding common stock in connection with conversion of our preferred stock. We are seeking such approval at our 1999 Annual Meeting.

         The following table sets forth the number of shares of common stock issuable upon conversion of the outstanding preferred stock and our 9% senior subordinated convertible notes due 2001 and percentage ownership (as determined in accordance with the rules of the SEC) that each represents assuming:

               o the market price of the common stock is 25%, 50%, 75% and 100% of the market price of the common stock on March 2, 1999, which was $21.06 per share;

               o the floating conversion price feature of the preferred stock and 9% senior subordinated convertible notes due 2001 was in effect;

               o the maximum conversion prices of the preferred stock was not adjusted as provided in our certificate of incorporation;

               o the conversion price was equal to the market price at the time of conversion in the event the market price was less than the maximum conversion price; and

               o the 1,717,587 share limit with respect to the 9% senior subordinated convertible notes was not in effect. See "Risks associated with 9% senior subordinated convertible note financing."

         On March 2, 1999, there were 9,741,931 shares of common stock, 7,625.39 shares of Series C Preferred Stock and $12,000,000 principal amount under the 9% senior subordinated convertible notes due 2001 outstanding. In the event that more than 2,000,000 shares of common stock would be required to fully convert the Series C Preferred Stock, we must either honor conversion requests over the 2,000,000 share limit or redeem the remaining Series C Preferred Stock for cash, at its stated value of $1,000 per share plus accrued but unpaid dividends.

                       Series C       9% Senior Subordinated
                   Preferred Stock      Convertible Notes            Total
                   ---------------      -----------------            -----
 Percentage of       Shares                Shares                 Shares
  Market Price     Underlying    %      Underlying     %      Underlying    %
  ------------     ----------    -      ----------     -      ----------    -

25% ($5.27)        1,448,318   12.9      2,227,040   18.9      3,725,358   27.7
50% ($10.53)         847,266    8.0      1,139,601   10.5      1,986,867   16.9
75% ($15.80)         847,266    8.0        759,494    7.2      1,606,760   14.2
100% ($21.06)        847,266    8.0        705,882    6.8      1,553,148    138

         Dilution may result in a decrease in the market price of our common stock

         To the extent any of these shares of common stock are issued, the market price of our common stock may decrease because of the additional shares on the market. If the actual price of the common stock decreases, the holders of our preferred stock and 9% senior subordinated convertible notes could convert into greater amounts of common stock, the sales of which could further depress the stock price. In addition, any significant downward pressure on the market price of the common stock that may be caused by the holders of the preferred stock or 9% senior subordinated convertible notes converting and selling material amounts of common stock could encourage short sales by such holders or others. Such short sales could place further downward pressure on the price of our common stock. There are several factors that influence the market price of our common stock. See " - Our stock price is volatile."

         The ownership limitations in our certificate of incorporation may not protect against dilution

         Our certificate of incorporation does not allow us to issue shares of our common stock to holders of our preferred stock or 9% senior subordinated convertible notes if such issuance would result in such holders beneficially owning more than 4.99% of our outstanding common stock. The 4.99% ownership limitation does not prevent the holders from converting into common stock and then selling such common stock to stay below the limitation, except that such holders cannot convert into more than 19.99% of our common stock unless we have received shareholder approval. We are seeking shareholder approval for conversions of our preferred stock in excess of 19.99% at our 1999 Annual Meeting.

We may be required to make cash payments to holders of preferred stock

         We may be required to make cash payments to holders of the Series C Preferred Stock if we do not obtain shareholder approval prior to issuing in the aggregate more than 19.99% of our common stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and related warrants. Such cash payments would adversely affect our financial condition and ability to implement our business plan for ISP Channel. In addition, we will be required to raise funds elsewhere, which could be difficult in the event shareholder approval is not obtained. If we do not receive shareholder approval as we are required, there can be no assurance that we would be able to obtain adequate sources of additional capital. We would be required to make such cash payments in the event the holders of the Series C Preferred Stock attempted to convert over the 19.99% limit. The cash payments would be equal to the number of shares of common stock that we could not issue because of the 19.99% limit multiplied by the market price at the time of the attempted conversion.

         In addition, in the event the 2,000,000 share limit is reached with respect to the Series C Preferred Stock, we must either honor conversion requests or redeem in cash the remaining Series C Preferred Stock. The market price of our common stock would have to fall to $3.75 or below for five days within a thirty day trading period to reach the 2,000,000 share limit.

         The following table sets forth the amount of such cash payment assuming:

               o the market price of the common stock is 25%, 50%, 75%, 100%, 125%, 150% and 175% of the market price of the common stock on March 2, 1999, which was $21.06 per share;

               o the floating conversion price feature of the Series C Preferred Stock was in effect;

               o the maximum conversion price of the Series C Preferred Stock was not increased; and

               o the conversion price was equal to the market price at the time of conversion in the event the market price was less than the maximum conversion price.

         The actual cash payments may be significantly greater than those listed if the market price of our common stock increases above $36.86. In addition, the floating conversion price feature is based on the average market prices of the common stock for a number of trading days immediately prior to conversion. Therefore, cash payments may also be significantly greater than those listed if the market price of our common stock at the time of attempted conversion was not equal to the conversion price.

                                      Cash Payment for Attempted
        Percentage of                   Conversions of Series C
        Market Price                       Preferred Stock
        ------------                       ---------------

        25% ($5.27)                           $7,491,577
        50% ($10.53)                           8,654,079
        75% ($15.80)                          12,981,119
        100% ($21.06)                         17,308,159
        125% ($26.33)                         21,635,199
        150% ($31.59)                         25,962,238
        175% ($36.86)                         30,289,278

Risks associated with 9% senior subordinated convertible note financing

         The agreements with the purchasers of the 9% senior subordinated convertible notes and warrants contain terms and covenants that could result in substantial dilution to our stockholders. The financing could also make future financings and loans and merger and acquisition activities more difficult and could require us to expend substantial amounts of cash in order to satisfy our obligations under the financing agreements.

         Restrictions on Mergers and Consolidations

         Certain provisions could discourage some potential purchasers by making an acquisition of our Company or an asset sale more difficult and expensive, including:

               o participation by the holders of the 9% senior subordinated convertible notes due 2001 with the holders of the common stock in the proceeds of a merger or consolidation with a public company as if the 9% senior subordinated convertible notes due 2001 were fully converted into common stock on the trading day immediately preceding the public announcement of such merger or consolidation;

               o similar participation by the holders of the related warrants in the event our merger or consolidation with another company would constitute a dilutive event under the terms of the warrants; and

               o prohibition against selling or transferring all or substantially all of our assets without prior approval of the holders of the 9% senior subordinated convertible notes due 2001.

         Certain covenants made and default provisions agreed to, in connection with the issuance of the 9% senior subordinated convertible notes may also have the effect of limiting our ability to obtain additional financing and issue other securities. We have also agreed, until July 1, 1999, to grant the holders of the 9% senior subordinated convertible notes a right of first refusal with respect to certain issuances of common stock or securities convertible, exchangeable or exercisable for common stock. In addition, we are prohibited from obtaining additional senior indebtedness for borrowed money in excess of an aggregate of $12.0 million unless such indebtedness expressly provides that it is not senior or superior to the 9% senior subordinated convertible notes.

         Conversion of the 9% senior subordinated convertible notes would result in dilution to the holders of our common stock

         After six months from the date of issuance, the 9% senior subordinated convertible notes are convertible into shares of our common stock at variable rates based on future trading prices of our common stock and on events that may occur in the future. The number of shares of common stock that may ultimately be issued upon conversion is therefore presently indeterminable and could fluctuate significantly based on the issuance by us of other securities. The 9% senior subordinated convertible notes and related warrants also have anti-dilution protection and may require the issuance of more shares than originally anticipated. These factors may result in substantial future dilution to the holders of our common stock.

         Certain provisions of the 9% senior subordinated convertible notes may have negative accounting consequences

         In addition to the foregoing, the cross default provisions to our debt instruments and other terms of the 9% senior subordinated convertible notes, under certain circumstances, could lead to a significant accounting charge to earnings and could materially adversely affect our business, results of operations and condition. Such a charge and potential other future charges relating to the provisions of the 9% senior subordinated convertible notes financing agreements may negatively impact our earnings (loss) per share and the market price of our common stock both currently and in future periods. The convertibility features of such 9% senior subordinated convertible notes and subsequent sales of the common stock underlying both it and the warrants could materially adversely affect our valuation and the market trading price of our shares of common stock.

         We may be required to make cash payments to the holders of the 9% senior subordinated convertible notes

         In addition, the terms of the 9% senior subordinated convertible notes prohibit their holders from converting such notes into more than 1,717,587 shares of our common stock. In the event that we cannot honor conversions of the 9% senior subordinated convertible notes because they would result in greater than an aggregate of 1,717,587 shares of common stock being issued upon such conversions, then we must convert such outstanding principal amount up to the 1,717,587 limit and prepay the remaining outstanding principal amount.

         We may be required to prepay the 9% senior subordinated convertible notes if:

               o the holders of the 9% senior subordinated convertible notes have already converted into 1,717,587 shares of common stock and there remains a balance of such notes unconverted; or

               o the holders of the 9% senior subordinated convertible notes cannot otherwise convert or resell the common stock issued upon conversion.


         Such cash payments would adversely affect our financial condition and ability to implement the business plan for ISP Channel, Inc. In addition, we would be required to raise funds elsewhere, and we cannot assure you that we would be able to obtain adequate sources of additional capital.

         We would not reach the 1,717,587 share limit unless the floating conversion price feature were in effect and the market price of the common stock fell below $6.99. If the market price of the common stock was $4.35, which is 25% of the market price of the common stock as of March 2, 1999 we would be required to make cash payments of $5,887,046. This amount does not take into account any interest that accrues on the outstanding principal amount of the 9% senior subordinated convertible notes. This amount also assumes that the market price at the time of conversion and the conversion price were equal. The market price at the time of conversion and the conversion price potentially could not be equal because the conversion price is calculated using market prices during the thirty days prior to conversion.

         In addition, if the holders of the 9% senior subordinated convertible notes cannot convert or resell the common stock issued upon conversion other than because the 1,717,587 share limit is reached, the terms of the 9% senior subordinated convertible notes, in addition to other remedies, permit the holders to require us to make cash payments. The maximum amount of such cash payments, assuming the market price and the conversion price were equal, is $13,440,000, without taking into account any interest that would accrue. If the market price and the conversion price are not equal, then the maximum amount of such cash payments could be significantly higher.

We may not be able to successfully implement our business plan if our relationship with our cable affiliates is negatively impacted

         The success of our business depends upon our relationship with our cable affiliates. Therefore, our success and future business growth will be substantially affected by economic and other factors affecting our cable affiliates.

         We do not have direct contact with our subscribers

         Because subscribers to the ISP Channel service must subscribe through a cable affiliate, the cable affiliate (and not SoftNet) will substantially control the customer relationship with the subscriber. For example, under many of our existing contracts, cable affiliates are responsible for important functions, such as billing for and collecting ISP Channel subscription fees and providing the labor and costs associated with distribution of local marketing materials.

         Failure or delay by cable operators to upgrade their systems may adversely affect subscription levels

         Certain ISP Channel services are dependent on the quality of the cable networks of our cable affiliates. Currently, most cable systems are capable of providing only information from the Internet to the subscribers, and require a telephone line to carry information from the subscriber to the Internet. These systems are called "one-way" cable systems. Several cable operators have announced and begun making upgrades to their systems to increase the capacity of their networks and to enable traffic both to and from the Internet over their networks, so-called "two-way capability." However, cable system operators have limited experience with implementing such upgrades. These investments have placed a significant strain on the financial, managerial, operational and other resources of cable system operators, many of which already maintain a significant amount of debt.

         Further, cable operators must periodically renew their franchises with city, county or state governments. These governmental bodies may impose technical and managerial conditions before granting a renewal, and these conditions may adversely affect the cable operator's ability to implement such upgrades.

         In addition, many cable operators may emphasize increasing television programming capacity to compete with other forms of entertainment delivery systems, such as direct broadcast satellite, instead of upgrading their networks for two-way Internet capability. Such upgrades have been, and we expect will continue to be, subject to change, delay or cancellation. Cable operators' failure to complete these upgrades in a timely and satisfactory manner, or at all, would adversely affect the market for our products and services in any such operators' franchise area. In addition, cable operators may roll-out Internet access systems that are incompatible with our high-speed Internet access services. Any of these actions could have a material adverse effect on our business, financial condition, and prospects.

The unavailability of two-way capability in certain markets may negatively affect subscription levels

         We provide Internet services to both one-way and two-way cable systems. For one-way cable systems, subscribers receive Internet services over cable systems and transmit data to the Internet using a telephone line return path. In those circumstances, our services may not provide the high speed access, quality of experience and availability of certain applications necessary to attract and retain subscribers to the ISP Channel service. Subscribers using a conventional telephone line return path will experience upstream data transmission speeds to the Internet that are provided by their analog modems which is typically 56 kbps or less. It is not clear what impact the lack of two-way capability will have on subscription levels for the ISP Channel service.

If we do not obtain exclusive access to cable subscribers, we may not be able to sustain any meaningful growth

         The success of the ISP Channel service is dependent, in part, on our ability to gain exclusive access to cable consumers. Our ability to gain exclusive access to cable customers depends upon our ability to develop exclusive relationships with cable operators that are dominant within their geographic markets. We cannot assure you that affiliated cable operators will not face competition in the future or that we will be able to establish and maintain exclusive relationships with cable affiliates. Currently, a number of our contracts with cable operators do not contain exclusivity provisions. Even if we are able to establish and maintain exclusive relationships with cable operators, we cannot assure the ability to do so on favorable terms or in sufficient quantities to be profitable. In addition, we will be excluded from providing Internet over cable in those areas served by cable operators with exclusive arrangements with other Internet service providers. Our contracts with cable affiliates typically range from three to seven years, and we cannot assure you that such contracts will be renewed on satisfactory terms. If the exclusive relationship between either us and our cable affiliates or between our cable affiliates and their cable subscribers is impaired, if we do not become affiliated with a sufficient number of cable operators, or if we are not able to continue our relationship with a cable affiliate once the initial term of its contract has expired, our business, financial condition and prospects could be materially adversely affected.

Failure to increase revenues from new products and services, whether due to lack of market acceptance, competition, technological change or otherwise, would have a material adverse effect on our business, financial condition and prospects

         We expect to continue extensive research and development activities and to evaluate new product and service opportunities. These activities will require our continued investment in research and development and sales and marketing, which could adversely affect our short-term results of operations. We believe that future revenue growth and profitability will depend in part on our ability to develop and successfully market new products and services. Failure to increase revenues from new products and services, whether due to lack of market acceptance, competition, technological change or otherwise, would have a material adverse effect on our business financial condition and prospects.

If we fail to manage our expanding business effectively, our business, financial condition and prospects could be adversely affected

         To exploit fully the market for our products and services, we must rapidly execute our sales strategy while managing anticipated growth through the use of effective planning and operating procedures. To manage our anticipated growth, we must, among other things:

               o continue to develop and improve our operational, financial and management information systems;

               o    hire and train additional qualified personnel;

               o    continue to expand and upgrade core technologies; and

               o    effectively  manage  multiple   relationships  with  various
                    customers, suppliers and other third parties.

         Consequently, such expansion could place a significant strain on our services and support operations, sales and administrative personnel and other resources. We may, in the future, also experience difficulties meeting demand for our products and services. Additionally, if we are unable to provide training and support for our products, it will take longer to install our products and customer satisfaction may be lower. We cannot assure that our systems, procedures or controls will be adequate to support our operations or that management will be able to exploit fully the market for our products and services. Our failure to manage growth effectively could have a material adverse effect on our business, financial condition and prospects.

If cable affiliates are unable to renew their franchises or we are unable to affiliate with replacement operators, our business, financial condition and prospects could be materially adversely affected

         Cable television companies operate under non-exclusive franchises granted by local or state authorities that are subject to renewal and renegotiation from time to time. A franchise is generally granted for a fixed term ranging from five to 15 years, but in many cases the franchise may be terminated if the franchisee fails to comply with the material provisions of the franchise. The Cable Television Consumer Protection and Competition Act of 1992 prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. This Act also permits municipal authorities to operate cable television systems in their communities without franchises. We cannot assure that cable television companies having contracts with us will retain or renew their franchises. Non-renewal or termination of any such franchises would result in the termination of our contract with the applicable cable operator. If an affiliated cable operator were to lose its franchise, we would seek to affiliate with the successor to the franchisee. We cannot, however, assure an affiliation with such successor. In addition, affiliation with a successor could result in additional costs to us. If we cannot affiliate with replacement cable operators, our business, financial condition and prospects could be materially adversely affected.

We may lose cable affiliates through their acquisition which could have a material adverse effect on our business, financial condition and prospects

         Under many of our contracts, if a cable affiliate is acquired and the acquiring company chooses not to enter into a contract with us, we may lose our ability to offer Internet services in the area served by such former cable affiliate entirely or on an exclusive basis. Such a loss could have a material adverse effect on our business, financial condition and prospects.

We depend on third-party technology to develop and introduce technology we use and the absence of or any significant delay in the replacement of third-party technology would have a material adverse effect on our business, financial condition and prospects
         The markets for the products and services we use are characterized by the following:

               o    intense competition;

               o    rapid technological advances;

               o    evolving industry standards;

               o    changes in subscriber requirements;

               o    frequent new product introductions and enhancements; and

               o    alternative service offerings.

         Because of these factors, we have chosen to rely upon third parties to develop and introduce technologies that enhance our current product and service offerings. If our relationship with such third parties is impaired or terminated, then we would have to find other developers on a timely basis or develop our own technology. We cannot predict whether we will be able to obtain the third-party technology necessary for continued development and introduction of new and enhanced products and services. In addition, we cannot predict whether we will obtain third-party technology on commercially reasonable terms or replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of our products or services. The absence of or any significant delay in the replacement of third-party technology would have a material adverse effect on our business, financial condition and prospects.

We depend on third-party suppliers for certain key products and services and any inability to obtain sufficient key components or to develop alternative sources for such components could result in delays or reductions in our product shipments

         We currently depend on a limited number of suppliers for certain key products and services. In particular, we depend on Excite, Inc. for national content aggregation, 3Com Corporation and Com21, Inc. for headend and cable modem equipment, Cisco Systems, Inc. for specific network routing and switching equipment, and, among others, MCIWorldCom, Inc. for national Internet backbone services. Excite recently announced that it is being acquired by one of our primary competitors, @Home. If, due to this acquisition, Excite were to terminate its contract with us prior to the contract's expiration in November 1999, or not to extend the contract at that time, we would need to find a new provider of national content aggregation. Additionally, certain of our cable modem and headend equipment suppliers are in litigation over their patents. We could experience disruptions in the delivery or increases in the prices of products and services purchased from vendors as a result of this intellectual property litigation. We cannot predict when delays in the delivery of key components and other products may occur due to shortages resulting from the limited number of suppliers, the financial or other difficulties of such suppliers or the possible limited availability in the suppliers' underlying raw materials. In addition, we may not have adequate remedies against such third parties as a result of breaches of their agreements with us. The inability to obtain sufficient key components or to develop alternative sources for such components could result in delays or reductions in our product shipments. If that were to happen, it could have a material adverse effect on our customer relationships, business, financial condition, and prospects.

We depend on third-party carriers to maintain their cable systems which carry our data and any interruption of our operations due to the failure to maintain their cable systems would have a material adverse effect on our business, financial condition and prospects

         Our success will depend upon the capacity, reliability and security of the network used to carry data between our subscribers and the Internet. A significant portion of such network is owned by third parties, and accordingly we have no control over its quality and maintenance. We rely on cable operators to maintain their cable systems. In addition, we rely on other third parties to provide a connection from the cable system to the Internet. Currently, we have transit agreements with MCIWorldCom, Sprint, and others to support the exchange of traffic between our network operations center, cable system and the Internet. The failure of any other link in the delivery chain resulting in an interruption of our operations would have a material adverse effect on our business, financial condition and prospects.

Any increase in competition could reduce our gross margins, require increased spending by us on research and development and sales and marketing, and otherwise materially adversely affect our business, financial condition and prospects

         The markets for our products and services are intensely competitive, and we expect competition to increase in the future. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than we can. Our ability to compete may be further impeded if, as evidenced by the recent merger between AT&T and TCI, competitors utilizing different or the same technologies seek to merge to enhance their competitive strengths. We cannot predict whether we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition, prospects or ability to repay our debts. Any increase in competition could reduce our gross margins, require increased spending by us on research and development and sales and marketing, and otherwise materially adversely affect our business, financial condition and prospects.

         We face competition from many sources, which include:

               o    Other cable-based access providers;

               o    Telephone-based access providers; and

               o    Alternative technologies.


         Cable-based access providers

         In the cable-based segment of the Internet access industry, we compete with other cable-based data services that are seeking to contract with cable system operators. These competitors include:

               o systems integrators such as Convergence.com, Online System Services, HSAnet and Frontier Communications' Global Center business; and

               o Internet service providers such as Earthlink Network, Inc., MindSpring Enterprises, Inc., and IDT Corporation.

         Several cable system operators have begun to provide high-speed Internet access services over their existing networks. The largest of these cable system operators are CableVision, Comcast, Cox, MediaOne, TCI and TimeWarner, Cox and Comcast market through @Home, while TimeWarner plans to market the RoadRunner service through TimeWarner's own cable systems as well as to other cable system operators nationwide. In particular, @Home has announced its intention to compete directly in the small- to medium-sized cable system market.

         Telephone-based access providers

         Some of our most direct competitors in the access markets are telephone-based access providers, including incumbent local exchange carriers, national interexchange or long distance carriers, fiber-based competitive local exchange carriers, ISPs, online service providers, wireless and satellite data service providers, and local exchange carriers that use digital subscriber line technologies. Some of these competitors are among the largest companies in the country, including AT&T, MCIWorldCom, Sprint and Qwest. Other competitors include BBN, Earthlink, Netcom, Concentric Network, and PSINet. The result is a highly competitive and fragmented market.

         Some of our potential competitors are offering diversified packages of telecommunications services to residential customers. If these companies also offer Internet access service, then we would be at a competitive disadvantage. Many of these companies are offering (or may soon offer) technologies that will attempt to compete with some or all of our Internet data service offerings. The bases of competition in these markets include:

               o    transmission speed;

               o    security of transmission;

               o    reliability of service;

               o    ease of access;

               o    ratio of price to performance;

               o    ease of use;

               o    content quality;

               o    quality of presentation;

               o    timeliness of content;

               o    customer support;

               o    brand recognition; and

               o    operating experience and revenue sharing.


         Alternative technologies

         In addition, the market for high-speed data transmission services is characterized by several competing technologies that offer alternatives to cable-modem service and conventional dial-up access. Competitive technologies include telecom-related wireline technologies, such as integrated services digital network ("ISDN") and digital subscriber line ("DSL") technologies, and wireless technologies such as local multipoint distribution service, multichannel multipoint distribution service and various types of satellite services. Our prospects may be impaired by Federal Communications Commission ("FCC") rules and regulations, which are designed, at least in part, to increase competition in video and related services. The FCC has also created a General Wireless Communications Service in which licensees are afforded broad latitude in defining the nature and service area of the communications services they offer. The full impact of the General Wireless Communications Service remains to be seen. Nevertheless, all of these new technologies pose potential competition to our business. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our services.

         We cannot predict whether and to what extent technological developments will have a material adverse effect on our competitive position. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products and services that would reduce the competitiveness of our products and services. If that were to happen, it could have a material adverse effect on our business, financial condition and prospects.

A perceived or actual failure by us to achieve or maintain high speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, financial condition and prospects

         Because the ISP Channel service has been operational for a relatively short period of time, our ability to connect and manage a substantial number of online subscribers at high transmission speeds is unknown. In addition, we face risks related to our ability to scale up to expected subscriber levels while maintaining superior performance. While peak downstream data transmission speeds across the cable network approaches 30 megabits per second in each 6 MHz channel, the actual downstream data transmission speeds for each cable subscriber will be significantly slower and will depend on a variety of factors, including:

               o    actual speed provisioned for the subscriber's cable modem;

               o    quality of the server used to deliver content;

               o    overall Internet traffic congestion;

               o the number of active subscribers on a given 6 MHz channel at the same time;

               o    the capability of cable modems used; and

               o    the service quality of the cable affiliates' cable networks.

         As the number of subscribers increases, it may be necessary for our cable affiliates to add additional 6 MHz channels in order to maintain adequate data transmission speeds from the Internet. These additions would render such channels unavailable to such cable affiliates for video or other programming. We cannot assure you that our cable affiliates will provide additional capacity for this purpose. On two-way cable systems, the transmission data channel to the Internet is located in a range not used for broadcast by traditional cable networks and is more susceptible to interference than the transmission data channel from the Internet, resulting in a slower peak transmission speed to the Internet. In addition to the factors affecting data transmission speeds from the Internet, the interference level in the cable affiliates' data broadcast range to the Internet can materially affect actual data transmission speeds to the Internet. The actual data delivery speeds realized by subscribers will be significantly lower than peak data transmission speeds and will vary depending on the subscriber's hardware, operating system and software configurations. We cannot assure you that we will be able achieve or maintain data transmission speeds high enough to attract and retain our planned numbers of subscribers, especially as the number of subscribers to our services grows. Consequently, a perceived or actual failure by us to achieve or maintain high speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, financial condition and prospects.

Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and prospects

         Our operations are dependent upon our ability to support a highly complex network and avoid damages from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of any one of these events could cause interruptions in the services we provide. In addition, the failure of an incumbent local exchange carrier or other service provider to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and prospects.

We may be vulnerable to unauthorized access, computer viruses and other disruptive problems which may result in our liability to our subscribers and may deter others from becoming subscribers

         While we have taken substantial security measures, our networks or those of our cable affiliates may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and online service providers have experienced in the past, and may experience in the future, interruptions in service as a result of the accidental or intentional actions of Internet users. Unauthorized access by current and former employees or others could also potentially jeopardize the security of confidential information stored in our computer systems and those of our subscribers. Such events may result in our liability to our subscribers and may deter others from becoming subscribers, which could have a material adverse effect on our business, financial condition and prospects. Although we intend to continue using industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that these measures will not be circumvented in the future. Moreover, we have no control over the security measures that our cable affiliates adopt. Eliminating computer viruses and alleviating other security problems may cause our subscribers delays due to interruptions or cessation of service. Such delays could have a material adverse effect on our business, financial condition and prospects.

If the market for high-quality content fails to develop, or develops more slowly
than  expected,  our  business,   financial  condition  and  prospects  will  be
materially adversely affected

         A key part of our strategy is to provide Internet users a more compelling interactive experience than the one currently available to customers of dial-up Internet service providers and online service providers. We believe that, in addition to providing high-speed, high-performance Internet access, to be successful we must also develop and aggregate high-quality multimedia content. Our success in providing and aggregating such content will depend in part on:

               o our ability to develop a customer base large enough to justify investments in the development of such content;

               o the ability of content providers to create and support high-quality multimedia content; and

               o our ability to aggregate content offerings in a manner subscribers find attractive.

         We cannot assure you that we will be successful in these endeavors.

         In addition, the market for high-quality multimedia Internet content has only recently begun to develop and is rapidly evolving, and there is significant competition among Internet service providers and online service providers for obtaining such content. If the market fails to develop, or develops more slowly than expected, or if competition increases, or if our content offerings do not achieve or sustain market acceptance, our business, financial condition and prospects will be materially adversely affected.

Our failure to attract advertising revenues in quantities and at rates that are satisfactory to us could have a material adverse effect on our business, financial condition and prospects

         The success of the ISP Channel service depends in part on our ability to draw advertisers to the ISP Channel. We expect to derive significant revenues from advertisements placed on co-branded and ISP Channel web pages and "click through" revenues from products and services purchased through links from the ISP Channel to vendors. We believe that we can leverage the ISP Channel to provide demographic information to advertisers to help them better target prospective customers. Nonetheless, we have not generated any significant advertising revenue yet and we cannot assure you that advertisers will find such information useful or will choose to advertise through the ISP Channel. Therefore, we cannot assure you that we will be able to attract advertising revenues in quantities and at rates that are satisfactory to us. The failure to do so could have a material adverse effect on our business, financial condition and prospects.

If we are unsuccessful in establishing and maintaining the ISP Channel brand, or if we incur excessive expenses in promoting and maintaining our brand, our business, financial condition and prospects would be materially adversely affected

         We believe that establishing and maintaining the ISP Channel brand are critical to attract and expand our subscriber base. Promotion of the ISP Channel brand will depend on several factors, including:

               o our success in providing high-speed, high-quality consumer and business Internet products, services and content;

               o    the marketing efforts of our cable affiliates; and

               o the reliability of our cable affiliates' networks and services.

         We cannot assure you that any of these factors will be achieved. We have little control over our cable affiliates' marketing efforts or the reliability of their networks and services.

         If consumers and businesses do not perceive our existing products and services as high quality or we introduce new products or services or enter into new business ventures that are not favorably received by consumers and businesses, then we will be unsuccessful in building brand recognition and brand loyalty in the marketplace. In addition, to the extent that the ISP Channel service is unavailable, we risk frustrating potential subscribers who are unable to access our products and services.

         Furthermore, we may need to devote substantial resources to create and maintain a distinct brand loyalty among customers, to attract and retain subscribers, and to promote and maintain the ISP Channel brand in a very competitive market. If we are unsuccessful in establishing or maintaining the ISP Channel brand or if we incur excessive expenses in promoting and maintaining our brand, our business, financial condition and prospects would be materially adversely affected.

If we encounter significant problems with our billing and collections process, our business, financial condition and prospects could be materially adversely affected

         We have recently begun the process of designing and implementing our billing and collections system for the ISP Channel service. We intend to bill for our services over the Internet and, in most cases, to collect these invoices through payments initiated via the Internet. Such invoices and payments have security risks. Given the complexities of such a system, we cannot assure you that we will be successful in developing and launching the system in a timely manner or that we will be able to scale the system quickly and efficiently if the number of subscribers requiring such a billing format increases. Currently, our cable affiliates are responsible for billing and collection for our Internet access services. As a result, we have little or no control over the accuracy and timeliness of the invoices or over collection efforts.

         Given our relatively limited history with billing and collection for Internet services, we cannot predict the extent to which we may experience bad debts or our ability to minimize such bad debts. If we encounter significant problems with our billing and collections process, our business, financial condition and prospects could be materially adversely affected.

We may face potential liability for defamatory or indecent content, which may cause us to modify the way we provide services

         Any imposition of liability on our company for information carried on the Internet could have a material adverse effect on our business, financial condition and prospects. The law relating to liability of Internet service providers and online service providers for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. Congress has attempted to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an online service providers could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Because of the potential liability for materials carried on or disseminated through our systems, we may have to implement measures to reduce our exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain products or services.

We may face potential liability for information retrieved and replicated that may not be covered by our insurance

         Our liability insurance may not cover potential claims relating to providing Internet services or may not be adequate to indemnify us for all liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and prospects. Because subscribers download and redistribute materials that are cached or replicated by us in connection with our Internet services, claims could be made against us or our cable affiliates under both U.S. and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. You should know that these types of claims have been successfully brought against online service providers. In particular, copyright and trademark laws are evolving both domestically and internationally, and it is uncertain how broadly the rights provided under these laws will be applied to online environments. It is impossible for us to determine who the potential rights holders may be with respect to all materials available through our services. In addition, a number of third-party owners of patents have claimed to hold patents that cover various forms of online transactions or online technology. As with other online service providers, patent claims could be asserted against us based upon our services or technologies.

Our success depends upon the development of new products and services in the face of rapidly evolving technology

         Our products and services may not be commercially successful

         Our future development efforts may not result in commercially successful products and services or our products and services may be rendered obsolete by changing technology, new industry standards or new product announcements by competitors.

         For example, we expect digital set-top boxes capable of supporting high-speed Internet access services to be commercially available in the next 18 months. Set top boxes will enable subscribers to access the Internet without a computer. Although the widespread availability of set-top boxes could increase the demand for our Internet service, the demand for set-top boxes may never reach the level we and industry experts have estimated. Even if set-top boxes do reach this level of popularity, we cannot assure you that we will be able to capitalize on such demand. If this scenario occurs or if other technologies or standards applicable to our products or services become obsolete or fail to gain widespread commercial acceptance, then our business, financial condition and prospects will be materially adversely affected.

         Our ability to adapt to changes in technology and industry standards, and to develop and introduce new and enhanced products and service offerings, will determine whether we can maintain or improve our competitive position and our prospects for growth. However, the following factors may hinder our efforts to introduce and sell new products and services:

               o    rapid   technological    changes   in   the   Internet   and
                    telecommunications industries;

               o the lengthy product approval and purchase process of our customers; and

               o our reliance on third-party technology for the development of new products and services.

         Our suppliers' products may become obsolete, requiring us to purchase additional inventory

         The technology underlying our capital equipment, such as headends and cable modems, continues to evolve and, accordingly, our equipment could become out-of-date or obsolete prior to the time we originally intended to replace it. If this occurs, we may need to purchase substantial amounts of new capital equipment, which could have a material adverse effect on our business, financial condition and prospects.

         Our competitors' products may make our products less commercially viable

         The introduction by our competitors of products or services embodying, or purporting to embody, new technology could also render our existing products and services, as well as products or services under development, obsolete and unmarketable. Internet, telecommunications and cable technologies are evolving rapidly. Many large corporations, including large telecommunications providers, regional Bell operating companies and telecommunications equipment providers, as well as large cable system operators, regularly announce new and planned technologies and service offerings that could impact the market for our services. The announcements can delay purchasing decisions by our customers and confuse the marketplace regarding available alternatives. Such announcements could, in the future, adversely impact our business, financial condition and prospects.

         In addition, we cannot assure you that we will have the financial and technical resources necessary to continue successful development of new products or services based on emerging technologies. Moreover, due to intense competition, there may be a time-limited market opportunity for our cable- based consumer and business Internet services. Our services may not achieve widespread acceptance before competitors offer products and services with speed and performance similar to our current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, cable-based or otherwise, could require substantial and costly modifications to our equipment, products and services and could fundamentally alter the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business, financial condition and prospects.

Our purchase of Intelligent Communications, Inc. subjects us to risks in a new market in which we have no experience

         On February 9, 1999, we completed our purchase of Intelligent Communications, Inc., a provider of two-way satellite Internet access options using very small aperture terminal ("VSAT") technology. As with mergers generally, this merger presents important challenges and risks. Achieving the anticipated benefits of the merger will depend, in part, upon whether the integration of the two companies' businesses is achieved in an efficient, cost-effective and timely manner, but we cannot assure that this will occur. The successful combination of the two businesses will require, among other things, the timely integration of the companies' product and service offerings and the coordination of the companies' research and development efforts. Because we only recently completed the acquisition of Intelligent Communications, we cannot assure you that integration will be accomplished smoothly, on time or successfully. Although the management teams of both SoftNet and Intelligent Communications believe that the merger will benefit both companies, we cannot assure you that the merger will be successful.

         The purchase of Intelligent Communications involves other risks including potential negative effects on our reported results of operations from acquisition-related charges and amortization of acquired technology and other intangible assets. As a result of the Intelligent Communications acquisition, we anticipate recording a significant amount of intangible assets in the second quarter of fiscal 1999 which will adversely affect our earnings and profitability for the foreseeable future. If the amount of such recorded intangible assets is increased or we have future losses and are unable to demonstrate our ability to recover the amount of intangible assets recorded during such time periods, the period of amortization could be shortened, which may further increase annual amortization charges. In such event, our business and financial condition could be materially and adversely affected. In addition, the Intelligent Communications acquisition was structured as a purchase by us of all of the outstanding stock of Intelligent Communications. As a result, we could be adversely affected by direct and contingent liabilities of Intelligent Communications. It is possible that we are not aware of all of the liabilities of Intelligent Communications and that Intelligent Communications has greater liabilities than we expected. In addition, we have very little experience in the markets and technology in which Intelligent Communications is focused. As such, we are faced with risks that are new to us, including the following:

         Dependence on VSAT market

         One of the reasons we purchased Intelligent Communications was to be able to provide two-way satellite Internet access options to our customers using VSAT satellite technology. However, the market for VSAT communications networks and services may not continue to grow or VSAT technology may be replaced by an alternative technology. A significant decline in this market or the replacement of the existing VSAT technology by an alternative technology could adversely affect our business, financial condition and prospects.

         Risk of damage, loss or malfunction of satellite

         The loss, damage or destruction of any of the satellites used by Intelligent Communications, or a temporary or permanent malfunction of any of these satellites, would likely result in interruption of Internet services we provide over the satellites which could adversely affect our business, financial condition and prospects.

         In addition, use of the satellites to provide Internet services requires a direct line of sight between the satellite and the cable headend and is subject to distance and rain attenuation. In certain markets which experience heavy rainfall, transmission links must be engineered for shorter distances and greater power to maintain transmission quality. Such engineering changes may increase the cost of providing service. In addition, such engineering changes may require FCC approval, and we cannot assure you that the FCC would grant such approval.

         Equipment failure and interruption of service

         Our operations will require that our network, including the satellite connections, operate on a continuous basis. It is not unusual for networks, including switching facilities and satellite connections, to experience periodic service interruption and equipment failures. It is therefore possible that the network facilities we use may from time to time experience interruptions or equipment failures, which would negatively affect consumer confidence as well as our business operations and reputation.

         Dependence on leases for satellites

         Intelligent Communications currently leases satellite space from General Electric. If for any reason, the leases were to be terminated, we cannot assure you that we could renegotiate new leases with General Electric or another satellite provider on favorable terms, if at all. We have not identified alternative providers and believe that any new leases would probably be more costly to us. In any case, we cannot assure you that an alternative provider of satellite services would be available, or, if available, would be available on terms favorable to us.

         Competition

         The market for Internet access services is extremely competitive. Intelligent Communications believes that its ability to compete successfully depends upon a number of factors, including: market presence; the capacity, reliability, and security of its network infrastructure; the pricing policies of its competitors and suppliers; and the timing and release of new products and services by Intelligent Communications and its competitors. We cannot assure that Intelligent Communications will be able to successfully compete with respect to these factors.

         Government regulation

         The VSAT satellite industry is a highly regulated industry. In the United States, operation and use of VSAT satellites requires licenses from the FCC. As a lessee of satellite space, we could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, that modify the present regulatory environment in the United States.

         While we believe that our lessors will be able to obtain all U.S. licenses and authorizations necessary to operate effectively, we cannot assure you that we our lessors will be successful in doing so. Our failure to indirectly obtain some or all necessary licenses or approvals could have a material adverse effect on our business, financial condition and prospects.

If we are unable to successfully integrate future acquisitions into our operations, then our results and financial condition may be adversely affected

         In addition to the recent acquisition of Intelligent Communications, Inc., we may acquire other businesses that we believe will complement our existing business. We cannot predict if or when any prospective acquisitions will occur or the likelihood that they will be completed on favorable terms.

         Acquiring a business involves many risks, including:

               o potential disruption of our ongoing business and diversion of resources and management time;

               o    incurrence of unforeseen obligations or liabilities;

               o    possible   inability  of  management  to  maintain   uniform
                    standards, controls, procedures and policies;

               o    difficulty   assimilating   the  acquired   operations   and
                    personnel;

               o risks of entering markets in which we have little or no direct prior experience; and

               o potential impairment of relationships with employees or customers as a result of changes in management.

         We cannot assure that we will make any acquisitions or that we will be able to obtain additional financing for such acquisitions, if necessary. If any acquisitions are made, we cannot assure that we will be able to successfully integrate the acquired business into our operations or that the acquired business will perform as expected.

Loss of key personnel may disrupt our operations

         The loss of key personnel may disrupt our operations. Our success depends, in large part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. With the expansion of the ISP Channel service, we are currently seeking new employees. However, competition for such personnel is intense in our business, and thus, we may be unsuccessful in our hiring efforts. To launch the ISP Channel service concept on a large-scale basis, we have recently assembled a new management team, most of whom have been with us for less than six months. The loss of any member of the new team, or failure to attract or retain other key employees, could have a material adverse effect on our business, financial condition and prospects.

Direct and indirect government regulation can significantly impact our business

         Currently, neither the FCC nor any other federal or state communications regulatory agency directly regulates Internet access services provided by our cable systems. However, any changes in law or regulation relating to Internet connectivity, cable operators or telecommunications markets could affect the nature, scope and prices of our services. Such changes include those that directly or indirectly affect costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from telecommunications companies or other Internet access providers.

         Possibility of changes in law or regulation

         Because the provision of Internet access services using cable networks is a relatively recent development, the regulatory classification of such services remains unsettled. Some parties have argued that providing Internet access services over a cable network is a "telecommunications service" and that, therefore, Internet access service providers should be subject to regulation which, under the Communications Act of 1934, apply to telephone companies. Other parties have argued that Internet access services over the cable system is a cable service under the Communications Act, which would subject such services to a different set of laws and regulations. It is unclear at this time whether federal, state, or local governing bodies will adopt one classification over another, or adopt another regulatory classification altogether, for Internet access services provided over cable systems. The FCC recently decided to address Internet access issuers in its February 17, 1999 order approving the merger between AT&T and TCI, which was announced by the two companies on June 24, 1998. A number of parties had opposed the merger unless the FCC required the AT&T/TCI combination to provide unaffiliated ISPs with unbundled, open access to the cable platform whenever that platform is being used by an AT&T/TCI affiliate to provide Internet service. Other parties argued that the FCC should examine industry-wide issues surrounding open access to cable-provided Internet service in a generic rulemaking, rather than in the specific, adjudicatory context of a merger evaluation. The FCC decided that it would be imprudent to grant either request for action at this time given the nascent stage in the development and deployment of high-speed Internet access services. Certain local jurisdictions that approved the AT&T/TCI merger have imposed open access conditions on such approval, while other such local jurisdictions have rejected such conditions or have reserved the right to impose such conditions in the future. We cannot predict the outcome or scope of the local approval process. Nor can we predict the impact, if any, that future federal, state or local legal or regulatory changes, including open access conditions, might have on our business.

         Regulations   affecting  the  cable  industry  may   discourage   cable
         operators from upgrading their systems

         Regulation of cable television may affect the speed at which our cable affiliates upgrade their cable infrastructures to two-way cable. Currently, our cable affiliates have generally elected to classify the distribution of our services as "additional cable services" under their respective franchise agreements, and accordingly pay franchise fees. However, the election by cable operators to classify Internet access as an additional cable service may be challenged before the FCC, the courts or Congress, and any change in the classification of service could have a potentially adverse impact on our company.

         Our cable affiliates may be subject to multiple franchise fees for distributing our services

         Another possible risk is that local franchise authorities may subject the cable affiliates to higher or additional franchise fees or taxes or otherwise require them to obtain additional franchises in connection with distribution of our services. There are thousands of franchise authorities in the United States alone, and thus it will be difficult or impossible for us or our cable affiliates to operate under a unified set of franchise requirements.

         Possible negative consequences if cable operators are classified as common carriers

         If the FCC or another governmental agency classifies cable system operators as "common carriers" or "telecommunications carriers" because they provide Internet services, or if cable system operators themselves seek such classification as a means of limiting their liability, we could lose our rights as the exclusive ISP for some of our cable affiliates and we or our cable affiliates could be subject to common carrier regulation by federal and state regulators.

         Import restrictions may affect the delivery schedules and costs of supplies from foreign shippers

         In addition, we obtain some of the components for our products and services from foreign suppliers which may be subject to tariffs, duties and other import restrictions. Any changes in law or regulation including those discussed above, whether in the United States or elsewhere, could materially adversely affect our business, financial condition and prospects.

Failure to sell MTC in a timely manner could adversely affect our ability to implement our business plan

         We have announced the planned sale of MTC. We intend to apply the proceeds of such a sale toward the repayment of debt and the expansion of the ISP Channel service. However, we cannot assure you that these efforts will be successful. In the absence of such a sale, management's attention could be substantially diverted to operate or otherwise dispose of MTC. If a sale of MTC is delayed, its value could be diminished. Moreover, MTC could incur losses and operate on a negative cash flow basis in the future. Thus, any delay in finding a buyer or failure to sell this division could have a material adverse effect on our business, financial condition and prospects.

We do not intend to pay dividends

         We have not historically paid any cash dividends on our common stock and do not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon our earnings and capital requirements, our debt obligations and other factors the board of directors deems relevant. We currently intend to retain our earnings, if any, to finance the development and expansion of the ISP Channel service. Our certificate of incorporation (1) prohibits the payment of cash dividends on our common stock, without the approval of the holders of the preferred stock and (2) upon liquidation of our company, requires us to pay the holders of the convertible preferred stock before we make any payments to the holders of our common stock. You should also know that some of our financing agreements restrict our ability to pay dividends on our common stock.

Our stock price is volatile

         The volatility of our stock price may make it difficult for holders of the common stock to transfer their shares at the prices they want. The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

               o    announcements of developments related to our business;

               o    fluctuations in our results of operations;

               o sales of substantial amounts of our securities into the marketplace;

               o general conditions in our industries or the worldwide economy;

               o    an outbreak of war or hostilities;

               o a shortfall in revenues or earnings compared to securities analysts' expectations;

               o    changes in analysts' recommendations or projections;

               o announcements of new products or services by us or our competitors; and

               o    changes  in  our   relationships   with  our   suppliers  or
                    customers.

         The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and thus, the current market price may not be indicative of future market prices.

         In addition, in connection with this offering, we are applying to have our common stock quoted on the Nasdaq National Market. We cannot assure you that once approved for quotation, an active trading market for our common stock will develop or be sustained following the closing of the offering.

Prospective anti-takeover provisions could negatively impact our shareholders

         We  are a New  York  corporation.  We  intend  to  solicit  shareholder approval to reincorporate in Delaware. Both the New York Business Corporation Law and the Delaware General Corporation Law contain certain provisions that may discourage, delay or make a change in control of our company more difficult or prevent the removal of incumbent directors. In addition, our proposed certificate of incorporation and bylaws for the Delaware corporation would have certain provisions that have the same effect. These provisions may have a negative impact on the price of our common stock and may discourage third-party bidders from making a bid for our company or may reduce any premiums paid to shareholders for their common stock.

The Year 2000 issue could harm our operations

         Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because such computer programs would not properly recognize a year that begins with "20" instead of "19." This, in turn, could result in major system failures or miscalculations that could disrupt our business. We have formulated a Y2K Plan to address our Y2K issues and have created a Y2K Task Force headed by the Director of Information Systems and Data Services to implement the plan.
Our Y2K Plan has six phases:

     1. Organizational Awareness: educate our employees, senior management, and the board of directors about the Y2K issue.

     2. Inventory: complete inventory of internal business systems and their relative priority to continuing business operations. In addition, this phase includes a complete inventory of critical vendors, suppliers and services providers and their Y2K compliance status.

     3. Assessment: assessment of internal business systems and critical vendors, suppliers and service providers and their Y2K compliance status.

     4. Planning: preparing the individual project plans and project teams and other required internal and external resources to implement the required solutions for Y2K compliance.

     5.   Execution: implementation of the solutions and fixes.

     6.   Validation: testing the solutions for Y2K compliance.


         Our Y2K Plan will apply to two areas:


     1.   Internal business systems

     2.   Compliance by external customers and providers


         Internal business systems

         Our internal business systems and workstation business applications will be a primary area of focus. We are in the unique position of completing the implementation of new enterprise-wide business solutions to replace existing manual processes and/or "home grown" applications during 1999. These solutions are represented by their vendors as being fully Y2K compliant. We have few, if any, "legacy" applications that will need to be evaluated for Y2K compliance.

         We completed the Inventory and Assessment Phases of substantially all critical internal business systems in January 1999, with the Planning Phase to be completed by March 31, 1999. The Execution and Validation Phases will be completed by August 31, 1999. We expect to be Y2K compliant on all critical systems, which rely on the calendar year, before December 31, 1999.

         Some non-critical systems may not be addressed until after January 2000. However, we believe such systems will not cause significant disruptions in our operations.

         Compliance by external customers and providers

         We are in the process of the inventory and assessment phases of our critical suppliers, service providers and contractors to determine the extent to which the our interface systems are susceptible to those third parties' failure to remedy their own Y2K issues. We expect that assessment will be complete by mid-1999. To the extent that responses to Y2K readiness are unsatisfactory, we intend to change suppliers, service providers or contractors to those that have demonstrated Y2K readiness. We cannot be assured that we will be successful in finding such alternative suppliers, service providers and contractors. We do not currently have any formal information concerning the status of our customers but have received indications that most of our customers are working on Y2K compliance.

         Risks associated with Y2K

         We believe the major risk associated with the Y2K issue is the ability of our key business partners and vendors to resolve their own Y2K issues. We will spend a great deal of time over the next several months, working closely with suppliers and vendors, to assure their compliance.

         Should a situation occur where a key partner or vendor is unable to resolve their Y2K issue, we expect to be in a position to change to Y2K compliant partners and vendors.

         Costs to address Y2K issues

         Because we are in the unique position of implementing new enterprise-wide business solutions to replace existing manual processes and/or "home grown" applications, there will be little, if any, Y2K changes required to existing business applications. All of the new business applications implemented (or in the process of being implemented in 1999) are represented as being Y2K compliant.

         We currently believe that implementing our Y2K Plan will not have a material effect on our financial position.

         Contingency Plan

         We have not formulated a contingency plan at this time but expect to have specific contingency plans in place prior to September 30, 1999.

         Summary

         We anticipate that the Y2K issue will not have a material adverse effect on the financial position or results of our operations. There can be no assurance, however, that the systems of other companies or government entities, on which we rely for supplies, cash payments, and future business, will be timely converted, or that a failure to convert by another company or government entities, would not have a material adverse effect on our financial position or results of operations. If third-party suppliers, service providers and contractors, due to Y2K issues, fail to provide us with components, materials, or services which are necessary to deliver our service and product offerings, with sufficient electrical power and transportation infrastructure to deliver our service and product offerings, then any such failure could have a material adverse effect our ability to conduct business, as well as our financial position and results of operations.

This prospectus contains forward-looking statements that involve risks and uncertainties

         This prospectus contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material
electronically   on  the   SEC's   home   page  on  the   World   Wide   Web  at
http://www.sec.gov.

         This prospectus is part of a registration statement (Registration No. 333-45335) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (File No. 1-5270). We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of the shares of common stock being registered or until such shares can be sold without being registered.

     1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended, filed with the SEC on February 2, 1999, and as further amended, filed with the SEC on March 4, 1999.

     2. Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 17, 1999.

     3. Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998.

     4.   Our Current Report on Form 8-K filed with the SEC on January 26, 1999.

     5.   Our  Current  Report on Form 8-K filed  with the SEC on  February  24,
          1999.

     6.   Our Current  Report on Form 8-K/A  filed with the SEC on February  26,
          1999.

     7.   Our  Current  Report on Form 8-K filed  with the SEC on  February  26,
          1999.

     8.   Our Current Report on Form 8-K filed with the SEC on March 5, 1999.

     9.   Our Current Report on Form 8-K/A filed with the SEC on March 12, 1999.

         If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Mr. Steven M. Harris, Secretary, SoftNet Systems, Inc., 520 Logue Avenue, Mountain View, California 94043, (650) 962-7470.

         You should rely only on the information contained in this prospectus and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of SoftNet common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock being offered by the selling shareholders under this prospectus.

                            THE SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the Selling Shareholders, including (i) the name of each Selling Shareholder, (ii) the number of Shares beneficially owned by each Selling Shareholder as of December 31, 1997, and (iii) the maximum number of Shares which may be offered hereby. The information presented is based on data furnished to the Company by the Selling Shareholders. Percentage ownership is based upon 6,970,546 shares of Common Stock outstanding on December 31, 1997.

         The number of shares that may be actually sold by each Selling Shareholder will be determined by such Selling Shareholder. Because each Selling Shareholder may sell all, some or none of the shares of Common Stock which each holds, and because the offering contemplated by this Prospectus is not currently being underwritten, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Shareholders upon termination of the offering.

         Pursuant to Rule 416 of the Securities Act, Selling Shareholders may also offer and sell additional shares of Common Stock issued with respect to warrants and the Convertible Preferred Stock as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of the floating rate conversion price mechanism of the Convertible Preferred Stock in accordance with the terms thereof).


                                       Shares Beneficially Owned   Shares Being
                                          Prior to Offering         Offered
                                          -----------------         -------
                                         Number      Percent
                                         ------      -------

RGC International Investors, LDC       1,543,412(1)    18.1%      1,543,412(1)
John Jellinek                          378,102(2       5.4%       251,500(3)
Joseph Rich                            370,484(4)      5.3%       113,500(5)
Compania Di Investimento Italian       200,000(5)      2.8%       200,000(5)
Forsythe/McArthur                      109,000(5)      1.6%       109,000(5)
Robert G. Lamphere                     143,507(6)      2.1%       45,500(5)
Charles R. Lamphere                    121,004(6)      1.7%       45,500(5)
Alpine Capital Partners, Inc.          50,000(7)       *          50,000
Miami University Foundation            50,000          *          50,000
John G. Hamm                           44,430(8)       *          15,000
Christopher Moore                      2,225(5)        *          2,225
Donald Asher                           37,200(9)       *          26,000(5)
Alfred Ziegler                         30,522(6)       *          30,508(5)
E. Forbes Gordon                       30,000(6)       *          20,000(5)
Willard Aaron                          21,800(5)       *          21,800(5)
BWJ Partnership                        21,800(5)       *          21,800
Jeannette Von Witzenburg               20,000(10)      *          20,000
CGRM Partnership                       13,080(5)       *          13,080
Michael I. Cleary                      5,995(5)        *          5,995
David Prokupek                         5,995(5)        *          5,995
Timothy P. Reiland                     5,450(5)        *          5,450
Christopher Barnes                     2,180(5)        *          2,180
Harlan P. Kleiman                      12,800(5)       *          12,800
Michael Sweeney                        8,400(5)        *          8,400
Robert Rubin                           7,000(5)        *          7,000
David Slater                           7,000(5)        *          7,000

Frank H. Jellinek, Jr.                 1,000(5)        *          1,000
Russell Jeppesen                       1,000(5)        *          1,000
Phillip Kenny                          178,102(11)     *          51,500(5)
Irene F. Jellinek                      2,500(12)       *          2,500
David Garbus                           1,000           *          1,000
Sean Kenlon                            3,500(5)        *          3,500
James L. Kropf                         3,000(5)        *          3,000
Steven Lamar                           2,400(5)        *          2,400
D&K Stores                             43,600(5)       *          43,600
Brian Feuer                            2,000(5)        *          2,000
Mark Rabkin                            1,875(5)        *          1,875
Joshua Breen                           1,000(5)        *          1,000
Thomas Griesel                         800(5)          *          800

------------------------------
*  Less than 1%.

(1) Includes 150,000 shares of Common Stock issuable upon exercise of the RGC Warrants and 1,393,412 shares of Common Stock issuable upon conversion of Convertible Preferred Stock. The actual number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock is indeterminate, and is subject to adjustment and could be materially less or more than the 1,393,412 set forth above depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The 1,393,412 shares of Common Stock included in the Selling Shareholders table represents a good faith estimate of the number of shares of Common Stock that are issuable upon conversion of the Convertible Preferred Stock (including shares issuable as a result of payment of premiums in Common Stock or as a result of conversion default or other default payments). Pursuant to Rule 416 under the Securities Act, the actual number of shares offered hereby, and included in the Registration Statement of which this prospectus forms a part, includes, such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Convertible Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution. Pursuant to the terms of the Certificate of Designation for the Convertible Preferred Stock, the actual number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will equal (i) the aggregate stated value of the shares of Convertible Preferred Stock then being converted (i.e., $1,000 per share), plus a premium in the amount of 5% per annum accruing cumulatively from December 31, 1997, through the date of conversion (unless the Company chooses to pay such premium in cash or additional shares of Convertible Preferred Stock), divided by (ii) a conversion price equal to the lower of $8.28 per share and the lowest two-day average closing price of the Common Stock (as determined in accordance with the Certificate of Amendment designating the Convertible Preferred Stock) during a specified 20-day trading period immediately prior to such conversion (subject to adjustment in accordance with the Certificate of Amendment designating the Convertible Preferred Stock). Except under certain limited circumstances, the Convertible Preferred Stock is not convertible to the extent that the shares to be received upon such conversion or exercise would equal or exceed 20% of the outstanding Common Stock. Therefore, the number of shares set forth herein and which a stockholder may sell pursuant to this Prospectus may exceed the number of shares of Common Stock such stockholder would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act. Pursuant to the terms of the Convertible Preferred Stock, the shares of Convertible Preferred Stock are convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Convertible Preferred Stock) would not exceed 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act unless such stockholder notifies the Company of its intent to convert an amount of Convertible Preferred Stock that causes such stockholder to own more than 4.99% of the Common Stock at least sixty-one days prior to the date of such conversion. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Shareholder exceeds the number of shares of Common Stock that this Selling Shareholder beneficially owns as of

         December 31, 1997. In that regard, beneficial ownership of this Selling Shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Includes (i) 200,000 shares of Common Stock held by Jelco Ventures, Inc., (ii) 126,602 shares of Common Stock held by Jelken LLC, and (iii) 51,500 shares of Common Stock issuable upon exercise of stock purchase warrants held by Jelken LLC. Mr. Jellinek shares voting power with Phillip Kenny for all shares held by Jelken LLC.

(3) Includes 200,000 shares of Common Stock held by Jelco Ventures, Inc. and 51,500 shares of Common Stock issuable upon exercise of stock purchase warrants held by Jelken LLC.

(4)      Includes 113,500 shares issuable upon exercise of warrants.

(5)      Consists of shares issuable upon exercise of stock purchase warrants.

(6)      Includes shares issuable upon exercise of stock purchase warrants.

(7) Consists of shares issuable upon exercise of warrants held by Alpine Capital Partners, Inc. for which Evan Bines has full voting and dispositive power.

(8)      Includes 29,430 shares of Common Stock held jointly with his wife.

(9) Includes (i) 26,000 shares issuable upon exercise of stock purchase warrants that are held by DF Investments, for which Mr. Asher has full voting and dispositive power, (ii) 5,600 shares held by Mr. Asher's wife, and (iii) 5,600 shares held by Mr. Asher.

(10) Consists of shares issuable upon exercise of stock purchase warrants held in trust under which Ms. Van Witzenburg, as trustee, has full dispositive and voting power.

(11)     Consists of the shares described in note (2)(ii) and (iii) above.

(12) Consists of shares issuable upon exercise of stock purchase warrant held in trusts under which Ms. Jellinek, as trustee, has full dispositive and voting power.

                         RELATIONSHIPS WITH THE COMPANY

         On December 31, 1997, Registrant issued to RGC International Investors, LDC ("RGC"), 5,000 shares of Convertible Preferred Stock and warrants to purchase 150,000 shares of Common Stock ("RGC Warrants") pursuant to a Securities Purchase Agreement. The Convertible Preferred Stock is convertible at a price based upon the market price for the Common Stock during the trading period preceding conversion but not more than $8.28 per share. The RGC Warrants are exercisable at $7.95 per share. Any Convertible Preferred Stock outstanding on December 31, 2000 will be automatically converted into Common Stock and the RGC Warrants expire on December 31, 2001. The RGC Warrants require adjustments of the exercise price and the number of shares of Common Stock issuable if the Company issues additional shares of Common Stock (other than pursuant to presently outstanding warrants and other convertible securities, as well as under Board approved employee/director option plans) at prices less than the then market price. The Convertible Preferred Stock is subject to mandatory redemption, at 118% of stated value per share ($1,000), and the Company is subject to penalties, under a variety of circumstances, including failure to list the underlying Common Stock on the American Stock Exchange and failure to register the resale of the underlying Common Stock under the Securities Act. At the Company's option, the Convertible Preferred Stock may be redeemed after December 31, 1998 at the greater of Parity Value (as defined therein) or 130% of its stated value. The Convertible Preferred Stock is entitled to dividends, at the rate of 5% per annum, payable in cash or, at the Company's election, in additional shares of Convertible Preferred Stock. Pursuant to the Securities Purchase Agreement, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the shares issued to RGC and Shoreline and agreed to use its best efforts to keep such Registration Statement effective until such date as all of the shares have been resold, or such time as all of the shares held by RGC can be sold immediately without compliance with the registration requirement of the Securities Act, pursuant to Rule 144 or otherwise. The sale of the Preferred Stock and the RGC Warrants was arranged by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group ("Shoreline"), who received a fee of $250,000 plus warrants, exercisable at $6.625 and expiring on December 31, 2000, to purchase 20,000 shares of Common Stock. The warrants issued to Shoreline have been allocated among Messrs. Kleiman, Kropf, Lamar and Griesel.

         Mr. Hamm has been a director of the Company since 1985. At September 30, 1994, the Company was owed approximately $4.1 million plus accrued interest by Ozite Corporation ("Ozite"). John G. Hamm held a substantial interest in Ozite. Mr. Hamm was a director of Ozite from 1984 to 1994, Vice President-Finance of Ozite from 1990 to 1994 and a director of Plastic Specialties & Technologies, Inc. ("PST"), a majority-owned subsidiary of Ozite, from 1993 to January 1996. Due to uncertainties about collecting these funds, the receivable from Ozite was written off and charged against earnings in 1991. On July 26, 1995, Ozite shareholders approved a merger of Ozite with Pure Tech International, Inc. ("Pure Tech") with Pure Tech being the surviving corporation. As a condition of the merger, Ozite was required to secure a general release from the Company and to surrender certain securities in satisfaction of the amount owed to the Company. As a result, the Company received 311,025 shares of Pure Tech common stock, 267,203 shares of ARTRA Group Incorporated ("ARTRA") Common Stock, and approximately 932 shares of ARTRA Preferred Stock. Subsequently, the Company sold all 311,025 shares of Pure Tech for net proceeds of $1,027,466. During fiscal 1996, the remaining securities consisting of ARTRA Common Stock and ARTRA Preferred Stock were sold for net proceeds of $815,000, which were recorded as a capital contribution.

         In 1994, the Board voted to compensate Mr. Hamm $150,000 for previously uncompensated services as a consultant rendered to the Company over the prior ten years. During that period, Mr. Hamm coordinated the preparation of public filings made by the Company, reviewed acquisition proposals and was involved in investor relations. The Board authorized Mr. Hamm to receive (i) $100,000 in cash, and (ii) either $50,000 in shares of Common Stock (10,000 shares) or 10 year warrants to purchase 16,667 shares of Common Stock at $5.00 per share, as Mr. Hamm elects. In May 1996, the Company paid Mr. Hamm $77,000 and signed a promissory note for $88,000 payable in equal monthly installments of $15,000 beginning June 1, 1996. The cash payment and the promissory note fulfilled the Company's entire obligation to Mr. Hamm. At the Company's request, payments to Mr. Hamm were suspended on September 1, 1996 due to cash flow constraints. At September 30, 1996, the unpaid compensation was $44,500. Payments to Mr. Hamm resumed in fiscal 1997, and the Company's entire obligation to Mr. Hamm, with respect to his unpaid compensation, was satisfied as of January 1998. In connection with these payments, Mr. Hamm exercised his stock purchase warrants to purchase 15,000 shares of Common Stock.

         Mr. Jellinek was the Chief Executive Officer of the Company from June 1993 to September 1996 and a director of the Company from June 1993 to December 1996. Mr. Kenny was a director of the Company from June 1993 to December 1996. In December 1997, Communicate Direct, Inc., a wholly-owned subsidiary of the Company ("CDI"), sold its operations that support its Fujitsu maintenance base in the Chicago metropolitan area to a new company formed by Messrs. Jellinek and Kenny. The buyer acquired certain assets in exchange for a $209,000 promissory note and the assumption of trade payables of at least $624,000. In addition, at the closing the buyer paid off $438,000 of existing Company bank debt and entered into a sub-lease of CDI's facility in Buffalo Grove, Illinois. At the closing, the buyer merged with Telecom Midwest, LLC. and Messrs. Jellinek and Kenny and two other shareholders of the merged company personally guaranteed trade payables. The personal guarantees of the promissory note are several. The personal guarantees of the sub-lease are limited to $400,000 and are on a joint and several basis. The personal guarantees of trade payables are on a joint and several basis but are limited to Messrs. Jellinek and Kenny. Concurrent with this transaction, Messrs. Jellinek and Kenny resigned from the Company's board. The transaction was approved by the disinterested members of the Company's board. In June 1996, the Company acquired the exclusive worldwide manufacturing rights to IMNET Systems, Inc.'s ("IMNET") MegaSAR Microfilm Jukebox and completed and amended its obligations under a previous agreement. In addition to becoming the exclusive manufacturer of the MegaSAR for IMNET, the Company issued a $2.9 million note for prepaid license fees, software inventory, the manufacturing rights, and certain other payables. Approximately $2.5 million was paid on this note during the fourth quarter of fiscal 1996. The Company has a receivable from IMNET of $176,000. The transaction was approved by the disinterested members of the Company's board. Following the transaction, Messrs. Jellinek and McDonough, a former director of the Company, resigned from IMNET's board, and James Gordon, director of IMNET, resigned from the Company's Board.

         During the fourth quarter of fiscal 1996, the Company decided to integrate the IMNET microfilm retrieval software with another software developer's product, which the Company was already distributing. The integrated product will require less IMNET software than previously assumed. As a result, the Company recorded a one-time charge of $1.5 million to write-off software inventory. Since the acquisition of the manufacturing rights from IMNET, the transfer of all of the technical and manufacturing know-how has been delayed due to technical difficulties. In July 1997, the Company and IMNET further amended the June 1996 Agreement. In an attempt to facilitate the technology transfer, the Company accepted an order from IMNET for the first 14 MegaSAR units to be manufactured by the Company. A portion of the payment for these initial units would be applied against the outstanding promissory note. The transfer of the technology and the parts needed for production was to have occurred no later than September 1, 1997. As of September 30, 1997, the transfer to the Company of the technical and manufacturing know-how for this product offering has continued to be delayed. Despite the ongoing negotiation and cooperation between the two parties, the Company determined there was a potential material risk in completing the technology transfer and getting the product to market. As a result, in the fourth quarter of fiscal 1997, the Company recorded a one-time charge to write-off the remaining $1.0 million in assets associated with this transaction. The Company is currently negotiating with IMNET to either complete the transfer or seek an alternative solution. During fiscal 1996, the Company sold its entire holdings in IMNET for net proceeds of $7.7 million. Accordingly, the Company recorded a gain on the sale of the securities of $5.7 million. Mr. Ziegler was the Vice President and Secretary of the Company from 1978 to February 1996 and a director of the Company from 1977 to 1996.

                              PLAN OF DISTRIBUTION

         The Company will not receive any proceeds from the sale of the Shares offered hereby. The Selling Shareholders have advised the Company that the Shares may be sold by the Selling Shareholders or their respective pledgees, donees, transferees or successors in interest, in one or more transactions (which may involve one or more block transactions) on the American Stock Exchange, in sales occurring in the public market of such Exchange, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of the Shares may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and that in connection with such sales such brokers and dealers may receive compensation in the form of discounts and commissions from the Selling Shareholders and may receive commissions from the purchasers of Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of the Shares from or through such broker or dealer. The Company has been advised that, as of the date hereof, none of the Selling Shareholders have made any arrangements with any broker for the sale of their Shares.

         In offering the Shares covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the Common Stock of the Company for a period of five business days prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each Selling Shareholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

         The Company will bear all expenses of the offering of the Shares, except that the Selling Shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Shareholders.


         Pursuant to the terms of registration rights agreements with certain of the Selling Shareholders, the Company has agreed to indemnify and hold harmless such Selling Shareholders from certain liabilities under the Securities Act.


                                      LEGAL

         The validity of the securities of offered hereby will be passed upon for the company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.


                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements incorporated in this Prospectus by reference to the Current Reports on Form 8-K/A, filed with the SEC on February 26 and March 12, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP and Blanding, Boyer & Rockwell L.L.P, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  following  are  the  expenses   (estimated   except  for  the  SEC
registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

                SEC registration fee                      $   8,058
                Fees and expenses of counsel                 20,000
                Fees and expenses of accountants.            10,000
                Listing fees                                 17,500
                Transfer agent fees                           5,000
                Miscellaneous                                17,500
                                                             ------
                     Total                                  $78,058

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The New York Business Corporation Law and the By-laws of the Registrant provide for indemnification of directors and officers for expenses (including reasonable amounts paid in settlement) incurred in defending actions brought against them.

         The Company's Certificate of Incorporation provides that no contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Company is or are interested in or is a director or officer, or are directors or officers, of such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contractor transaction of the Company, or in which the Company is interested, and no contract, act or transaction of the Company with any person or persons, firms or corporations shall be affected or invalidated by the fact that any director or directors of the Company is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firms or corporations, and each and every person who may become a director of the Company is hereby relieved from any liability that might otherwise exist from contracting with the Company for the benefit of himself or any firm or corporation in which he may be in anyway interested.

         The Company's Bylaws provide that the Company may indemnify any person made, or threatened to be made, a party to a civil or criminal action or proceeding (other than one by or in the right of the Company to procure a judgment in its favor), by reason of the fact that he was a director or officer of the Company, or serves another entity in any capacity at the request of the Company, against judgments, fines, settlement amounts and reasonable expenses, including actual and necessary attorneys' fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful ("Good Faith"). The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act in Good Faith.

         Under the Company's Bylaws, a person who has been successful, on the merits or otherwise, in the defense of an action or proceeding described above shall be entitled to indemnification. Except as provided in immediately preceding sentence, any indemnification under the above paragraph or otherwise permitted by Section 721 of the New York Business Corporation Law, unless ordered by a court of competent jurisdiction, shall be made by the Company, only if authorized in the specific case: (i) by the Board of Directors acting by a quorum consisting of disinterested directors, or (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by the Board, upon the opinion of independent legal counsel that indemnification is proper in the circumstances, or by the shareholders.

         Under the Company's Bylaws, the Company may indemnify any person made, threatened or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of this fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of any other entity against amounts paid in settlement and reasonable expenses, including actual and necessary attorneys, fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, except, that no indemnification under this paragraph shall be made in respect of (i) a threatened action, or a pending action if settled or otherwise disposed of, or
(ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Under the Company's Bylaws, the Company has the power to purchase and maintain insurance to satisfy its indemnification obligations hereunder, or to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Company under certain circumstances. No insurance may provide for any payment, other than the cost of defense, to or on behalf of any director or officer: (i) if it is established that his acts were committed in bad faith or with deliberate dishonesty, were material to the cause of the adjudicated action, or that he personally and illegally gained a financial profit or other advantage, or (ii) in relation to any risk, the insurance of which is prohibited under New York state insurance law.

         Under the Company's Bylaws, the indemnification and advancement of expenses shall not be deemed the exclusive right of any other rights to which a director or officer may be entitled, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally and illegally gained a financial profit or other advantage. No indemnification, advancement or allowance shall be made in any circumstances if (i) the indemnification would be inconsistent with a provision of the Company's Certificate of Incorporation, By-laws, Board or shareholders resolutions, an agreement or other proper corporate action, that is in effect at the time of the accrual of the alleged cause of action, which prohibits or limits indemnification, or (ii) the court states that indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in a court-approved settlement. If any amounts are paid by indemnification, otherwise than by court order or action by the shareholders, the Company shall mail to its voting shareholders, a statement describing the terms of the indemnification and any corporate action taken with respect to the indemnification.

         The Registrant maintains directors and officers liability insurance covering all directors and officers of the Registrant against claims arising out of the performance of their duties.

ITEM 16.  EXHIBITS.

   Exhibit
   Number      Description of Exhibit
   ------      ----------------------
   3.1*        Restated Certificate of Incorporation.
   3.2         Bylaws, as amended  (incorporated  herein by reference to Exhibit
               3.2 to  SoftNet's  Annual  Report on Form 10-K for the year ended
               September 30, 1993).
   4.1*        Article   Third   of   Registrant's   Restated   Certificate   of
               Incorporation
   5.1+        Opinion of Brobeck, Phleger & Harrison LLP.
   23.1+       Consent of Brobeck,  Phleger & Harrison LLP. (included as part of
               Exhibit 5).
   23.2++      Consent of PricewaterhouseCoopers, LLP.
   23.3++      Consent of Blanding, Boyer & Rockwell LLP.
   24.1++      Powers  of  Attorney   (included   on   signature   page  of  the
               Registration Statement).
   99.1*       Common  Stock  Purchase   Warrant   Certificate   issued  to  RGC
               International Investors, LDC dated August 31, 1998 (Series C).
   99.2*       Common Stock  Purchase  Warrant  Certificate  issued to Shoreline
               Pacific Equity, Ltd. dated August 31, 1998 (Series C).
   99.3*       Common Stock  Purchase  Warrant  Certificate  issued to Steven M.
               Lamar dated August 31, 1998 (Series C).
   99.4*       Securities Purchase Agreement by and among SoftNet and the Buyers
               (as defined therein), dated as of August 31, 1998 (Series C and Series D).
   99.5*       Registration  Rights  Agreement  by and  among  SoftNet  and  the
               Initial Investors (as defined therein) dated as of August 31, 1998 (Series C and Series D).
   99.6*       Escrow  Agreement  by and among  SoftNet,  the Buyers (as defined therein),  Shoreline Pacific Institutional Finance and the Escrow
               Holder (as defined therein),  dated as of August 31, 1998 (Series
               C).
   99.7*       Common Stock  Purchase  Warrant  Certificate  issued to Shoreline
               Pacific Equity, Ltd. dated August 31, 1998 (Series D).
   99.8*       Common Stock  Purchase  Warrant  Certificate  issued to Steven M.
               Lamar dated August 31, 1998 (Series D).
   99.9**      Securities Purchase Agreement by and among SoftNet and the Buyers
               (as defined therein), dated as of May 28, 1998 (Series B).

   99.10** Registration Rights Agreement by and among SoftNet and the Initial Investors (as defined therein), dated as of May 28, 1998 (Series B).
   99.11** Escrow Agreement by and among the Buyers (as defined therein), Shoreline Pacific Institutional Finance and the Escrow Holder (as defined therein), dated as of May 28, 1998 (Series D). 99.12** Form of Common Stock Purchase Warrant Certificate issued to purchasers of the Series B Preferred Stock, dated May 28, 1998.
   99.13** Form of Common Stock Purchase Warrant Certificate issued to assignees of Shoreline Pacific Institutional Finance, dated May 28, 1998 (Series B).
   99.14* List of recipients of Common Stock Purchase Warrants issued in connection with Series B Preferred Stock transaction.

   99.15**     Securities Purchase Agreement by and among SoftNet and the Buyers
               (as defined therein), dated as of December 31, 1997 (Series A).
   99.16***    Registration  Rights  Agreement  by and  among  SoftNet  and  the
               Initial Investors (as defined therein),  dated as of December 31,
               1997 (Series A).
   99.18***    Form of  common  Stock  Purchase  Warrant  Certificate  issued to purchasers of the Series A Preferred  Stock,  dated  December 31,
               1997.
   99.19***    Form of  Common  Stock  Purchase  Warrant  Certificate  issued to assignees  of  Shoreline  Pacific  Institutional  Finance,  dated
               December 31, 1997 (Series A).
   99.20*      List of recipients of Common Stock  Purchase  Warrants  issued in connection  with Series A  Preferred  Stock  transaction.
   99.21*      Action by  Written  Consent  of the Sole  Holder of the  Series E
               Convertible Preferred Stock of SoftNet Systems, Inc.
               ---------------
   +           Previously filed
   ++          Filed herewith
   *           Filed as exhibit to SoftNet's  Registration Statement on Form S-3
               (No. 333-65593)
   **          Filed as exhibit to SoftNet's  Registration Statement on Form S-3
               (No. 333-57337)
   ***         Filed as exhibit to SoftNet's Form 8-K dated January 12, 1998

ITEM 17. UNDERTAKINGS.

         1. (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect, in the prospectus any facts or events arising after the date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in any information in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraph (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (b) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  The   undersigned   Registrant   hereby   undertakes   to  file  a
post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

         (d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that- is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mountain View, California on March 22, 1999.

                                            SOFTNET SYSTEMS, INC.



                                            By:   /s/ Douglas S. Sinclair
                                               --------------------------------
                                                  Douglas S. Sinclair
                                                  Chief Financial Officer


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, jointly and severally, Dr. Lawrence B. Brilliant and Douglas S. Sinclair, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                         Title                           Date
---------                         -----                           ----



/s/ Ronald I. Simon
-------------------
Ronald I. Simon                   Chairman of the Board           March 22, 1999



/s/ Dr. Lawrence B. Brilliant
-----------------------------
Dr. Lawrence B. Brilliant         Vice Chairman of the Board,     March 22, 1999
                                  President and Chief
                                  Executive Officer



/s/ Douglas S. Sinclair
-----------------------
Douglas S. Sinclair               Chief Financial Officer         March 22, 1999

/s/ Mark A. Phillips
--------------------
Mark A. Phillips                  Treasurer and                   March 22, 1999
                                  Chief Accounting Officer



/s/ Ian B. Aaron
----------------
Ian B. Aaron                      Director                        March 22, 1999



/s/ Edward A. Bennett
---------------------
Edward A. Bennett                 Director                        March 22, 1999



/s/ Sean P. Doherty
-------------------
Sean P. Doherty                   Director                        March 22, 1999



/s/ Robert C. Harris, Jr
------------------------
Robert C. Harris, Jr.             Director                        March 22, 1999

   Exhibit
   Number      Description of Exhibit
   ------      ----------------------

   3.1*        Restated Certificate of Incorporation.
   3.2         Bylaws, as amended  (incorporated  herein by reference to Exhibit
               3.2 to  SoftNet's  Annual  Report on Form 10-K for the year ended
               September 30, 1993).
   4.1*        Article   Third   of   Registrant's   Restated   Certificate   of
               Incorporation
   5.1+        Opinion of Brobeck, Phleger & Harrison LLP.
   23.1+       Consent of Brobeck,  Phleger & Harrison LLP. (included as part of
               Exhibit 5). 23.2++ Consent of PricewaterhouseCoopers, LLP.
   23.3++      Consent of Blanding, Boyer & Rockwell LLP.
   24.1++      Powers  of  Attorney   (included   on   signature   page  of  the
               Registration Statement).
   99.1*       Common  Stock  Purchase   Warrant   Certificate   issued  to  RGC
               International Investors, LDC dated August 31, 1998 (Series C).
   99.2*       Common Stock  Purchase  Warrant  Certificate  issued to Shoreline
               Pacific Equity, Ltd. dated August 31, 1998 (Series C).
   99.3*       Common Stock  Purchase  Warrant  Certificate  issued to Steven M.
               Lamar dated August 31, 1998 (Series C).
   99.4*       Securities Purchase Agreement by and among SoftNet and the Buyers
               (as defined therein), dated as of August 31, 1998 (Series C and Series D).
   99.5*       Registration  Rights  Agreement  by and  among  SoftNet  and  the
               Initial Investors (as defined therein) dated as of August 31, 1998 (Series C and Series D).
   99.6*       Escrow  Agreement  by and among  SoftNet,  the Buyers (as defined therein),  Shoreline Pacific Institutional Finance and the Escrow
               Holder (as defined therein),  dated as of August 31, 1998 (Series
               C).
   99.7*       Common Stock  Purchase  Warrant  Certificate  issued to Shoreline
               Pacific Equity, Ltd. dated August 31, 1998 (Series D).
   99.8*       Common Stock  Purchase  Warrant  Certificate  issued to Steven M.
               Lamar dated August 31, 1998 (Series D).
   99.9**      Securities Purchase Agreement by and among SoftNet and the Buyers
               (as defined therein), dated as of May 28, 1998 (Series B).
   99.10**     Registration  Rights  Agreement  by and  among  SoftNet  and  the
               Initial Investors (as defined therein),  dated as of May 28, 1998
               (Series B).
   99.11**     Escrow  Agreement  by and among the Buyers (as defined  therein),
               Shoreline Pacific Institutional Finance and the Escrow Holder (as defined therein), dated as of May 28, 1998 (Series D).
   99.12**     Form of  Common  Stock  Purchase  Warrant  Certificate  issued to purchasers of the Series B Preferred Stock, dated May 28, 1998.
   99.13**     Form of  Common  Stock  Purchase  Warrant  Certificate  issued to assignees of Shoreline Pacific Institutional  Finance,  dated May
               28, 1998 (Series B).
   99.14*      List of recipients of Common Stock  Purchase  Warrants  issued in connection with Series B Preferred Stock transaction.

   99.15** Securities Purchase Agreement by and among SoftNet and the Buyers (as defined therein), dated as of December 31, 1997 (Series A).
   99.16*** Registration Rights Agreement by and among SoftNet and the Initial Investors (as defined therein), dated as of December 31, 1997 (Series A).
   99.18*** Form of common Stock Purchase Warrant Certificate issued to purchasers of the Series A Preferred Stock, dated December 31, 1997.
   99.19*** Form of Common Stock Purchase Warrant Certificate issued to assignees of Shoreline Pacific Institutional Finance, dated December 31, 1997 (Series A).
   99.20* List of recipients of Common Stock Purchase Warrants issued in connection with Series A Preferred Stock transaction.
   99.21* Action by Written Consent of the Sole Holder of the Series E Convertible Preferred Stock of SoftNet Systems, Inc.
               ---------------

   +           Previously filed
   ++          Filed herewith
   *           Filed as exhibit to SoftNet's  Registration Statement on Form S-3
               (No. 333-65593)
   **          Filed as exhibit to SoftNet's  Registration Statement on Form S-3
               (No. 333-57337)
   ***         Filed as exhibit to SoftNet's Form 8-K dated January 12, 1998